Exhibit 5.1

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074
TEL  804 • 788 • 8200
FAX  804 • 788 • 8218

March 30, 2005

Board of Trustees
First Potomac Realty Trust
7200 Wisconsin Avenue, Suite 310
Bethesda, MD 20814

Registration Statement on Form S-3 (File No. 333-120821)

Ladies and Gentlemen:

     We have acted as special counsel to First Potomac Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with the sale of 2,050,000 common shares of beneficial interest, $.001 par value per share of the Company (the “Shares”). The Shares will be issued pursuant to the Company’s Registration Statement on Form S-3, as amended (File No. 333-120821), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and declared effective by the Commission on December 14, 2004 (the “Registration Statement”).

     As special counsel, we have examined originals (or copies identified to our satisfaction) of the Registration Statement, the prospectus dated December 14, 2004 contained therein and the prospectus supplement thereto dated March 25, 2005 (collectively, the “Prospectus”), the Purchase Agreement dated as of March 25, 2005 between RREEF America, L.L.C. and the Company (the “Purchase Agreement”), the Company’s Amended and Restated Declaration of Trust, the Company’s Bylaws, minutes of the board of trustees of the Company and such other documents, records, certificates and papers as we have considered necessary as a basis for the opinions hereinafter expressed.

     For purposes of the opinions expressed below, we have assumed the (i) authenticity of all documents submitted to us as originals, (ii) conformity to the originals of all documents submitted as photostatic copies and the authenticity of the originals, (iii) due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof other than the authorization, execution and delivery of documents by the Company and the validity and binding effect thereof on the Company and (iv) the genuineness of all signatures.

First Potomac Realty Trust
March 30, 2005

     As to factual matters, we have relied on certificates of officers of the Company and on certificates and verbal advice of the Maryland State Department of Assessments and Taxation confirming the due formation, valid existence and good standing of the Company under the laws of the State of Maryland.

     The opinions set forth in this letter are based upon and are limited solely to the laws of the State of Maryland, and we express no opinion herein concerning the laws of any other jurisdiction.

     Based on the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

     1. The Company is duly formed and existing under the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of the State of Maryland.

     2. The issuance of the Shares has been validly authorized and, upon issuance and sale pursuant to the Purchase Agreement, the Shares will be legally issued, fully paid and nonassessable.

     This opinion is being furnished to you for your submission to the Commission as an exhibit to the report on Form 8-K to be filed by the Company with the Commission on or about the date hereof (the “8-K”). We hereby consent to the filing of this opinion as an exhibit to the 8-K and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act .

Very truly yours,

/s/ Hunton & Williams LLP